EXHIBIT 99

NEWS RELEASE

FOR FURTHER INFORMATION CONTACT :

Stephen M. Merrick	Mary Ellen Dammyer
Executive Vice President	Investor Relations
(847) 382-1000	(847) 382-1000

CTI Industries Corporation

Releases Financial Results for

The Third Quarter and Nine Months

Ended September 30, 2004

FOR IMMEDIATE RELEASE

Monday, November 22, 2004

BARRINGTON, IL, November 22, 2004 – CTI Industries Corporation (NASDAQ Small Cap - CTIB), a manufacturer and marketer of metalized balloons, latex balloons, novelty items and printed and laminated films, today released financial results for its third quarter and for the nine months ending September 30, 2004. For the quarter, net sales were $8,125,521 compared to net sales for the third quarter of 2003 of $8,428,784, a decrease of 3.6%. The Company incurred a net loss for the quarter of ($150,370), compared to net income of $128,740 for the second quarter of 2003.

Net loss per share basic and diluted was ($0.08) for the three months ending September 30, 2004, compared to net income per share for the three months ending September 30, 2003 of $0.07 basic and $0.06 diluted.

For the nine month period ending September 30, 2004, net sales were $28,611,290 compared to net sales for the same period in 2003 of $27,253,217, an increase of 5.0%. For the nine month period, the Company had net income of $85,850 compared to a net loss of ($427,871) for the same period of 2003. For the nine month period, the Company had net income per share of $0.04 (basic and diluted), compared to a loss per share of ($0.29) (basic and diluted) for the same period last year.

“Overall, sales for the fourth quarter and the nine months have kept pace with last year,” reported Howard Schwan, President, “although the product mix has changed during the year, with sales of balloons and novelty items increasing by 33% over sales for the nine month period of 2003 and sales of commercial film products declining by about 23% for that period. Most of the decline in commercial film products is the result of a decline in our sales of consumer pouches to one customer,” he said.

CTI Industries is one of the leading manufacturers and marketers of metalized and latex balloons and produces laminated and printed films for commercial uses. CTI markets its products throughout the United States and in 30 other countries.

This press release may contain forward-looking statements within the meaning of Section 17A of the Securities Act and Section 21E of the Securities Exchange Act. Actual results could differ materially from those projected in the forward-looking statements, which involve a number of risks and uncertainties, including (i) the risks of generating and maintaining sales in a highly competitive market, (ii) the ability of the Company to enter into or maintain contracts or relationships with customers, distributors, licensors and suppliers, (iii) manufacturing risks, as well as other risks and uncertainties reported by the Company in its SEC filings, and such statements should also be considered in conjunction with cautionary statements contained in the Company’s most recent filing with the Securities and Exchange Commission on Form 10-K.

– FINANCIAL HIGHLIGHTS FOLLOW –

CTI INDUSTRIES CORPORATION

SUMMARY FINANCIAL INFORMATION

Quarter Ended September 30, 2004 and 2003

Nine months ended September 30, 2004 and 2003

Consolidated Balance Sheets

	September 30, 2004	December 31, 2003
Assets
Current Assets:
Cash and cash equivalents	$421,430	$329,742
Accounts receivable, net	5,467,657	4,620,276
Inventories	9,388,535	9,263,160
Other current assets	1,394,740	1,221,386

Total current assets	16,672,362	15,434,564

Property and equipment, net	11,272,925	12,207,649
Other assets	2,402,901	2,627,969

Total Assets	$30,348,188	$30,270,182

Liabilities & Stockholders’ Equity
Total current liabilities	$16,650,928	$16,140,080
Long term debt, less current maturities	8,110,631	8,909,258
Minority interest	10,230	9,263
Stockholders’ equity	5,576,399	5,211,581

Total Liabilities & Stockholders’ Equity	$30,348,188	$30,270,182

Consolidated Statements of Operations

	Quarter Ended Sept 30		Nine months ended Sept 30
	2004	2003	2004		2003

Net sales	$8,125,521	$8,428,784	28,611,290		$27,253,217
Cost of sales	6,455,743	6,653,397	22,762,114		21,634,749

Gross profit on sales	1,669,778	1,775,387	5,849,176		5,618,469

Operating expenses	1,700,293	1,553,795	5,286,858		5,644,197

Income from operations	(30,515)	221,592	562,318		(25,729)

Other income (expense):
Interest expense	(339,953)	(301,323)	(1,009,917)		(776,766)
Other	129,124	(17,248)	618,792		53,157

Income (loss) before income taxes and minority interest	(241,344)	(96,979)	(391,125)		(723,609)

Income tax expense	(90,850)	(226,341)	84,279		(321,766)

Income (loss) before minority interest	(150,494)	129,362	86,914		(427,571)

Minority interest in (loss) of subsidiary	(123)	621	1,064		300

Net income (loss)	$(150,370)	$128,740	85,850		$(427,871)

Income (loss) applicable to common shares	$(150,370)	$128,740	85,850		$(427,871)

Basic income (loss) per common and common equivalent shares	$(0.08)	$0.07	0.04	$	(0.22)

Diluted income (loss) per common and common equivalent shares	$(0.08)	$0.06	0.04		$(0.29)

Weighted average number of shares and equivalent shares
of common stock outstanding:
Basic	1,932,692	1,918,420	1,918,420		1,918,420

Diluted	1,932,692	2,139,754	2,032,665		1,918,098